                                                                                                                  EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                          1995
                                              3 Months    9 Months   12 Months
                                                Ended      Ended       Ended                 Year Ended December 31,
                                               Sept 30    Sept 30     Sept 30      1994       1993       1992       1991     1990
   Earnings:
A.  Net Income                                $13,542     $43,952    $ 51,452    $ 50,929   $ 50,390   $ 47,688   $ 42,941 $ 41,035
B.  Federal Income Tax                          7,602      23,854      27,620      26,806     27,158     24,363     21,361   20,374
C.   Earnings before Income Taxes              21,144      67,806      79,072      77,735     77,548     72,051     64,302   61,409
D.  Total Fixed Charges 1                       7,540      22,794      30,470      32,679     33,820     34,888     37,737   42,906
E. Total Earnings                             $28,684     $90,600    $109,542    $110,414   $111,368   $106,939   $102,039 $104,315

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $ 1,282     $ 3,844    $  5,127    $  5,127   $  5,562   $  5,544   $  5,659 $  5,681
G.  Less Allowable Dividend Deduction             132         396         528         528        528        544        544      544
H.  Net Subject to Gross-up                     1,150       3,448       4,599       4,599      5,034      5,000      5,115    5,137
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                  1.561       1.543       1.537       1.526      1.539      1.511      1.497    1.497

J.  Pref. Dividend (Pre-tax) (HxI)              1,795       5,320       7,069       7,018      7,747      7,555      7,657    7,690
K.  Plus Allowable Dividend Deduction             132         396         528         528        528        544        544      544
L. Preferred Dividend Factor                    1,927       5,716       7,597       7,546      8,275      8,099      8,201    8,234
M. Fixed Charges (D)                            7,540      22,794      30,470      32,679     33,820     34,888     37,737   42,906
N.  Total Fixed Charges
     and Preferred Dividends                  $ 9,467     $28,510    $ 38,067    $ 40,225   $ 42,095   $ 42,987   $ 45,938 $ 51,140
O. Ratio of Earnings to Fixed
    Charges (E/D)                                3.80        3.97        3.60        3.38       3.29       3.07       2.70     2.43
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                3.03        3.18        2.88        2.74       2.65       2.49       2.22     2.04

             <FN1> Includes a portion of rent expense deemed to be representive of the interest factor.

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